CONSENT OF INDEPENDENT AUDITORS

Seligman Frontier Fund, Inc.:

We consent to the use in Post-Effective Amendment No. 29 to Registration Statement No. 2-92487 of our report dated November 19, 1999, appearing in the Annual Report to Shareholders for the year ended September 30, 1999 and the one month ended October 31, 1999, incorporated by reference in the Statement of Additional Information, and to the reference to us under the caption "Financial Highlights" in the Prospectus, which is also part of such Registration Statement.


/s/ Deloitte & Touche LLP

New York, New York
January 24, 2000